UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2024

MDU Resources Group Inc
(Exact name of registrant as specified in its charter)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)
Delaware	1-03480	30-1133956

1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code (701) 530-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, par value $1.00 per share	MDU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Severance Plan

Effective as of February 15, 2024 (the “Effective Date”), the Board of Directors (the “Board”) of MDU Resources Group, Inc. (the “Company”) adopted the MDU Resources Group, Inc. Change in Control Severance Plan (the “CIC Plan”), which will provide severance benefits under certain circumstances to CIC Plan participants selected by the Compensation Committee of the Board. The Company’s current named executive officers, Nicole A. Kivisto (President and Chief Executive Officer), Jason L. Vollmer (Vice President, Chief Financial Officer and Treasurer) and Jeffery S. Thiede (President and Chief Executive Officer of MDU Constructive Services Group, Inc.), as well as the other executive officers of the Company as of the Effective Date, have been selected to participate in the CIC Plan. Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case, as defined in the CIC Plan and on or within two years following a change in control (as defined in the CIC Plan) of the Company, the Company will pay or provide to the participant the following: (i) a cash amount equal to the participant’s prorated target annual incentive for the year of termination; (ii) a cash amount equal to a multiple of the participant’s annual base salary plus the participant’s target annual incentive; (iii) either (A) an amount equal to a multiple of 12 months of the employer portion of the cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage) or (B) coverage under the Company’s Retiree Reimbursement Account (the “RRA”), if the participant is at least age 55 with 10 years of service at the date of termination and the participant elects the RRA; and (iv) outplacement services provided by a vendor retained by the Company, the cost of which shall not exceed $10,500. As of the Effective Date, Ms. Kivisto has a multiple of 3x and each of Messrs. Vollmer and Thiede have a multiple of 2x.

As a condition to receipt of the severance benefits, the CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer nonsolicitation covenants, a two year post-termination nondisparagement covenant, and a perpetual confidentiality covenant.

If any payments or benefits would cause a participant to become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the payments and benefits under the CIC Plan will be reduced to the extent required so that the participant would not be subject to the excise tax if such a reduction would put the participant in a more favorable after-tax position than if the participant were to pay the excise tax.

Amendment to Long-Term Performance-Based Incentive Plan

Effective as of the Effective Date, the Board also adopted an amendment (the “LTIP Amendment”) to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “LTIP”) to provide that, unless otherwise provided in an award agreement, in the event of a change in control (as defined in the LTIP Amendment) of the Company, all awards granted after January 1, 2024 that are not replaced in connection with the change in control by awards of equivalent value with no less favorable terms (such awards, “replacement awards”) will vest. If awards granted after January 1, 2024 are replaced in connection with the change in control with replacement awards, then those replacement awards will remain outstanding and eligible to vest in accordance with their terms. Award agreements governing the 2024 annual equity awards granted pursuant to the LTIP, as modified by the LTIP Amendment, provide for so-called “double trigger” vesting provisions, such that any replacement awards provided in respect of such awards in connection with a change in control will vest in full upon a qualifying termination (as defined in the LTIP Amendment) of the participant’s employment during the two-year period following such change in control.

The foregoing descriptions of the CIC Plan and the LTIP Amendment are summaries and are qualified in their entirety by reference to the full text of the CIC Plan and the amended LTIP document, which are attached hereto as Exhibits 10.1 and 10.2, respectively and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits. The following exhibits are being furnished as part of this report.

Exhibit Number	Description
10.1	MDU Resources Group, Inc. Change in Control Severance Plan
10.2	MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan, as amended February 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2024

MDU Resources Group, Inc.

By:	/s/ Paul R. Sanderson

Paul R. Sanderson
Vice President, Chief Legal Officer
and Secretary

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